[INVESCO Icon] INVESCO FUNDS                       INVESCO FUNDS GROUP, INC.
                                                   7800 East Union Avenue
                                                   Denver, Colorado   80237
                                                   Post Office Box 173706
                                                   Denver, Colorado   80217-3706
                                                   Telephone: 303-930-6300


August 18, 1999


Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO Bond Funds, Inc.

Dear Mr. Meyers:

This is to advise you that INVESCO Tax-Free Bond Fund (formerly, INVESCO Tax-Free Long-Term Bond Fund, a series of INVESCO Tax-Free Income Funds, Inc. has been reorganized into INVESCO Bond Funds, Inc. (the "Company") effective August 16, 1999. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated July 1, 1994 between the Company and State Street Bank and Trust Company, the Company hereby requests that you continue to act as Custodian for this series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,



/s/ Alan I. Watson
-------------------
Alan I. Watson
Assistant Secretary

Agreed to this _____ day of August, 1999.


STATE STREET BANK AND TRUST COMPANY



By:   ___________________________________
      Vice President